FORM OF
INDEMNIFICATION AGREEMENT

This Indemnification Agreement, dated as of February 20, 2015, is made by and between THE VIKING MUTUAL FUNDS, a Delaware statutory trust (the "Company") and ____________________ (the "Indemnitee").

RECITALS

A.

The Company recognizes that competent and experienced persons are increasingly reluctant to serve or to continue to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and because the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B.

The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply to particular facts, can be ambiguous or conflicting, and may fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

C.	The Company and Indemnitee recognize that the risk of litigation is significant;

D.

The Company does not believe its directors and officers should bear the risk of judgments and other expenses that may occur in cases in which the director or officer had no improper personal interest and in cases where the director or officer was not culpable;

E.

The Company believes that the interests of the Company and its shareholders would best be served by a combination of liability insurance and indemnification provided by the Company for the benefit of the directors and officers of the Company;

F.	The Company has agreed to indemnify its directors and officers to the fullest extent permitted by the laws of the State of Delaware;

G.

Section 145 of the Delaware General Corporation Law ("Section 145"), an analogous state statute to the Delaware Statutory Trust Act under which the Company is organized, empowers corporations to indemnify its officers, directors, employees and agents by agreement and to indemnify persons who serve, at the request of the corporation, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

H.	The Board of Trustees has determined that contractual indemnification as set forth herein is not only reasonable and prudent but also promotes the best interests of the Company and its shareholders;

I.

The Company desires and has requested Indemnitee to serve or continue to serve as a director or officer of the Company free from undue concern for unwarranted claims for damages arising out of or related to services to the Company; and

J.	Indemnitee is willing to continue to serve the Company on the condition that he is furnished the indemnity provided for herein.

AGREEMENT

In consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.

Employment Rights and Duties. Subject to any other obligations imposed on either of the parties by contract or by law, and with the understanding that this Agreement is not intended to confer employment rights on either party which they did not possess on the date of its execution, Indemnitee agrees to serve as a director or officer so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the Declaration of Trust and Bylaws of the Company or any subsidiary of the Company and until such time as Indemnitee resigns or fails to stand for election or until Indemnitee's employment, if any, terminates. Indemnitee may from time to time also perform other services at the request of, or for the convenience of, or otherwise benefiting, the Company. Indemnitee may at any time and for any reason resign or be removed from such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the right to indemnification shall continue only as set forth in this Agreement.

Section 2.	Indemnification Generally. To the fullest extent permitted by the laws of the State of Delaware:

(a)

The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company ("Position with the Company"), or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner, manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise ("Service at the Request of the Company"), or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under the laws of the State of Delaware as in existence on the date hereof. Indemnitee will be deemed a party to a proceeding for all purposes hereof if Indemnitee is named as a defendant or respondent in a complaint or petition for relief in that proceeding, regardless of whether Indemnitee is ever served with process or makes an appearance in that proceeding.

(b)

The indemnification provided by this Section 2 shall be from and against expenses (including attorneys' fees and expert witness fees) ("Expenses") and judgments, fines and amounts paid in any settlement made in accordance with Section 10 ("Judgments"), incurred by Indemnitee or on Indemnitee's behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall not be provided if it is finally determined that the Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful.

(c)

Notwithstanding the foregoing provisions of this Section 2, in the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee's Position with the Company or Service at the Request of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company. Indemnification may be made, however, to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

(d)

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee's conduct was unlawful.

Section 3.	Successful Defense; Partial Indemnification.

(a)

To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 2 hereof or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against Expenses and Judgments incurred in connection therewith. For purposes of this Agreement and without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) an adjudication adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Company, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe Indemnitee's conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been successful with respect thereto.

(b)

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses and Judgments incurred by Indemnitee or on Indemnitee's behalf in connection with any action, suit, proceeding or investigation, or in defense of any claim, issue or matter therein, and any appeal therefrom, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses and Judgments to which Indemnitee is entitled, with the amount of such Expenses and Judgments being reasonably determined by the Company in good faith to be those attributable to the claims as to which Indemnitee has established entitlement to indemnification.

Section 4.	Notification of Claims; Determination That Indemnification Is Proper.

(a)

Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim thereof is to be made against the Company hereunder, notify the Company of the commencement thereof. The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or Indemnitee's request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder, except to the extent the Company is prejudiced in its defense of such action, suit or proceeding as a result of such failure.

(b)

Any indemnification hereunder shall (unless otherwise ordered by a court) be made by the Company unless a determination is made in the specific instance that indemnification of such person is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 2 hereof. Any such determination shall be made (A) by a majority vote of the directors who are not parties to the action, suit or proceeding in question ("disinterested directors"), even if less than a quorum, (B) by a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, even if less than a quorum, and (C) if there are no disinterested directors or if the disinterested directors so direct, by Independent Counsel or by the Delaware Chancery Court.

(c)

In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4(b) hereof, the Independent Counsel shall be selected by the Indemnitee, and the Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. The Company may, within seven days after such written notice of selection shall have been given, deliver to the Indemnitee a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 8 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is timely made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that the Independent Counsel meets such requirements. If, within 20 days after submission by the Company of an objection to the selection of the Independent Counsel, the Indemnitee has not proposed an alternate Independent Counsel or submitted the matter to a court of competent jurisdiction, the Company may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection that shall have been made by the Company to the Indemnitee's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is so resolved or the person so appointed shall act as Independent Counsel under Section 4(b) hereof. The Company shall pay any and all reasonable fees and expenses incurred by such Independent Counsel in connection with acting pursuant to Section 4(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 4(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 6 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d)

Indemnitee and the Company shall provide to the person, persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, documentation or information related to Indemnitee's claim for indemnification that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee or the Company, as applicable, and reasonably necessary to such determination and shall otherwise cooperate with such person, persons or entity making such determination. Any Expenses incurred by Indemnitee in providing documentation in response to inquiries from the person, persons or entity making such determination, or in so cooperating, shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(e)

The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification pursuant to this Section 4, and the Company shall have the burden of proof in overcoming that presumption by clear and convincing evidence in reaching a determination contrary to that presumption.

(f)

Any Independent Counsel, member of the Board or court shall act reasonably and in good faith in making a determination regarding Indemnitee's entitlement to indemnification under this Agreement. The determination whether to grant Indemnitee's indemnification request shall be made promptly, and in any event, with respect to indemnification for Judgments, within 60 days following receipt of a request for indemnification for Judgments. Advances of Expenses shall be paid within 20 days following receipt of a request for advancement of Expenses pursuant to Section 5(a).

Section 5.	Advance Payment of Expenses; Defense of Claim.

(a)

To the fullest extent permitted by the laws of the State of Delaware, Expenses incurred by Indemnitee in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceeding, or in connection with an enforcement action pursuant to Section 6(a), shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within twenty (20) days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time (which shall include invoices received by Indemnitee in connection with such expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that may cause Indemnitee to waive any privilege accorded by applicable law need not be included with the invoice). Advances shall be unsecured and interest-free and shall be made without reference to the financial ability of Indemnitee to make such repayment. By executing this Agreement, Indemnitee hereby provides an undertaking to repay any advance or advances if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized by this Agreement or otherwise.

(b)

In the event the Company shall be obligated to make advance payment of the Expenses of Indemnitee with respect to an action, suit or proceeding, as provided in this Agreement, the Company, if appropriate, shall be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same action, suit or proceeding, provided that (i) Indemnitee shall have the right to employ Indemnitee's own counsel in such action, suit or proceeding at Indemnitee's expense and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized in writing by the Company, (B) counsel to the Company or Indemnitee shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the actual and reasonable fees and expenses of Indemnitee's counsel shall be at the expense of the Company, except as otherwise expressly provided by this Agreement. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Company or Indemnitee shall have reasonably made the conclusion provided for in clause (ii)(B) above.

(c)

To the fullest extent permitted by the laws of the State of Delaware, if Indemnitee is, by reason of Indemnitee's Position with the Company or Service at the Request of the Company, a witness, including an expert witness, or otherwise participates in any action, suit or proceeding at a time when Indemnitee is not a party in the action, suit or proceeding, the Company shall advance payment to Indemnitee against all Expenses incurred by Indemnitee or on Indemnitee's behalf in connection therewith.

(d) This Section 5 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 9.

Section 6.	Appeal by Indemnitee of Denial of Claim for Indemnification.

(a)

The right to indemnification as granted by Section 2 of this Agreement and to advancement of Expenses as provided in Section 5 of this Agreement shall be enforceable by Indemnitee in the Delaware Court of Chancery if the Company denies such request, in whole or in part, or fails to respond within the 60-day period specified in Section 4(f), with respect to a claim for indemnification for Judgments, or the 20-day period specified in Section 4(f), with respect to a claim for advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek enforcement of this Agreement in arbitration to be conducted by a single arbitrator pursuant to the then-prevailing Commercial Arbitration Rules of the American Arbitration Association. The parties agree that all matters subject to the arbitration, including the arbitration itself, shall remain confidential. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 6(a). If Indemnitee elects arbitration pursuant to Section 6(a) and the parties are unable to agree on an arbitrator, the parties shall provide the American Arbitration Association ("AAA") with a statement of the nature of the dispute and the desired qualifications of the arbitrator. AAA shall then provide a list of three available arbitrators. Each party may strike one of the names on the list, and the remaining person shall serve as the arbitrator. If both parties strike the same person, AAA shall select the arbitrator from the other two names. The arbitration award shall be made within 90 days following the demand for arbitration. The arbitration shall take place in Minot, North Dakota, and the provisions of Delaware law shall apply to any such arbitration.

(b)

It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of Expenses under Section 5 hereof, which action has not been concluded) that Indemnitee has not met the standard of conduct set forth in Section 2 hereof, but the burden of proving such defense by clear and convincing evidence shall be on the Company. Any adjudication or arbitration shall be conducted as a de novo trial, or arbitration, on the merits and neither the failure of the Company (including its Board of Trustees or one of its committees), Independent Counsel or the Delaware Chancery Court to have made a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 2 hereof, nor the fact that there has been an actual determination by the Company (including its Board of Trustees or one of its committees), Independent Counsel or the Delaware Chancery Court that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has or has not met the applicable standard of conduct. A determination by the relevant party that the Indemnitee has met the applicable standard set forth in Section 2 hereof shall be binding on the Company in any such proceeding. The Indemnitee's Expenses incurred in connection with successfully establishing Indemnitee's right to indemnification, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company.

Section 7.	Insurance and Subrogation.

(a)

The Company may purchase and maintain insurance on behalf of any person (including Indemnitee) by virtue of such person's Position with the Company or Service at the Request of the Company against any liability asserted against, and incurred by, such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(b)

To the extent the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees or agents of the Company or for other persons for Service at the Request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms, to the maximum extent of the coverage available for any director, officer, employee or agent under such policy or policies.

(c)

If the Company has such insurance in effect at the time the Company receives from Indemnitee any notice of the commencement of a proceeding, the Company shall give prompt notice of the commencement of such proceeding to the insurer(s) at the times and in accordance with the procedures set forth in such policy or policies. The Company shall thereafter take all actions that the Company believes, in its discretion, are reasonably necessary or desirable to cause such insurer(s) to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy or policies.

(d)

In the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy, and Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Company shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(e)

The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, Judgments) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.

Section 8.	Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)

The term "action, suit or proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any potential, threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any internal investigation conducted or initiated by the Company), without regard to whether such potential, threatened, pending or completed claim, action, suit or proceeding specifically names the Indemnitee as a defendant, respondent or target thereof.

(b)

The terms "by reason of Indemnitee's Position with the Company" and "Service at the Request of the Company" shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act by the Company, the Indemnitee or any other officer, director, employee or agent of the Company.

(c)

The term "Expenses" shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements, expert witness fees, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Company or any third party), actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of an action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise.

(d)

The term "Judgments" shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Company, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).

(e)

The term "Company" shall include, without limitation and in addition to the resulting corporation in any business combination to which the Company is a party, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(f) The term "other enterprises" shall include, without limitation, employee benefit plans.

(g)

The term "Service at the Request of the Company" shall include, without limitation, any service as a director, officer, employee or agent of the Company that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(h)

A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

(i)

The term "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and trial work, and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than as Independent Counsel under this Agreement or similar agreements), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

Section 9.	Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:

(a)

Claims Initiated by Indemnitee. To indemnify for Judgments or advance Expenses to Indemnitee with respect to an action, suit or proceeding (or part thereof) initiated by Indemnitee, including by way of cross-claim, counter-claim or the like, except with respect to an action, suit or proceeding brought to establish or enforce a right to indemnification (which shall be governed by the provisions of Section 6 and Section 9(b) of this Agreement) or a compulsory counter-claim, unless such action, suit or proceeding (or part thereof) was authorized to by a majority vote of the disinterested directors.

(b)

Action for Indemnification. To indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to any action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in establishing Indemnitee's right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee's failure to establish his or her right to indemnification, Indemnitee is entitled to indemnity for such Expenses; provided, however, that nothing in this Section 9(b) is intended to limit the Company's obligation with respect to the advancement of Expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 6 hereof.

(c)

Non-compete and Non-disclosure. To indemnify for Judgments or advance Expenses to Indemnitee in connection with proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements to which Indemnitee may be a party with the Company, the Company's parent or any subsidiary of the Company or, at the Company's instance, with any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

(d)

Clawback. To indemnify for Judgments or advance Expenses to Indemnitee in connection with any action involving reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the federal securities laws or stock exchange requirements (including, but not limited to, any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

(e)

Fraud or Personal Profit. To indemnify for Judgments or advance Expenses to Indemnitee if it is proved by final judgment in a court of law or other final adjudication that Indemnitee was guilty of fraud or gained any personal profit or advantage to which Indemnitee was not legally entitled.

(f)

Prohibited Payment. To indemnify for Judgments or advance Expenses to Indemnitee for any Judgment that the Company is prohibited by applicable law from paying as indemnity, provided, however, nothing herein shall be deemed to restrict the ability of Indemnitee to obtain benefits under any insurance policy or policies or the Company's obligations under Section 7 to support Indemnitee's efforts to obtain such insurance benefits from the insurer(s).

(g)

Payment by Insurer. To indemnify for Judgments or advance Expenses to the extent that Indemnitee is reimbursed pursuant to any such insurance as may exist for Indemnitee's benefit, including but not limited to insurance for directors, officers, employees or agents of the Company or for other persons for Service at the Request of the Company. Notwithstanding the availability of such other insurance, Indemnitee also may claim advancement of Expenses and indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance if and to the extent Indemnitee is paid by the Company. Indemnitee shall reimburse the Company for any sums Indemnitee receives as indemnification from other sources to the extent of any amount paid to Indemnitee for that purpose by the Company.

Section 10.

Certain Settlement Provisions. The Company shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any action, suit or proceeding without the Company's prior written consent, which shall not be unreasonably withheld. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine, penalty or other obligation or limitation on Indemnitee without Indemnitee's prior written consent, which shall not be unreasonably withheld.

Section 11.

Savings Clause. If any provision or provisions of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee as to Expenses and Judgments in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law.

Section 12.

Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, including by reason of applicable law or public policy, it is agreed that, in such event, in lieu of indemnification, the Company shall, to the fullest extent permitted by law, contribute to the payment of Indemnitee's Expenses and Judgments in any action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with any claim relating to a claim for indemnification under this Agreement. Such contribution payment shall be in the proportion deemed by any court of competent jurisdiction in which the proceeding is brought as fair and reasonable in light of all of the circumstances of such action, suit or proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such action, suit or proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s), taking into account, among other things, contributions by other directors and officers of the Company or others pursuant to indemnification agreements or otherwise. Without limiting the generality of the foregoing, the contribution contemplated by this Section 12 shall not be required where such holding by the court is due to (i) the failure of Indemnitee to meet the standard of conduct set forth in Section 2 hereof, or (ii) any limitation on indemnification set forth in Section 7(e), 9 or 10 hereof.

Section 13.

Form and Delivery of Communications. Any notice, request or other communication required or permitted to be given to the parties under this Agreement shall be in writing and either delivered in person or sent by e-mail, overnight mail or courier service, or certified or registered mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Company:

Viking Mutual Funds 1 North Main Street Minot, North Dakota 58703 Attn: Shannon Radke

If to Indemnitee:

____________________ ____________________ ____________________ ____________________

Section 14.

Subsequent Legislation. If the applicable laws of the State of Delaware are amended after adoption of this Agreement to expand further the indemnification permitted to directors or officers, then the Company shall indemnify Indemnitee to the fullest extent permitted by the applicable laws of the State of Delaware, as so amended.

Section 15.

Nonexclusivity. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Company's Declaration of Trust or Bylaws, or from action taken by a majority vote of the Company's shareholders or disinterested directors, other agreements or otherwise. Indemnitee's rights hereunder shall continue after Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of Indemnitee. However, no amendment or alteration of the Company's Declaration of Trust or Bylaws or any other agreement entered into after the date hereof shall adversely affect the rights provided to Indemnitee under this Agreement

Section 16.

Enforcement. The Company shall be precluded from asserting in any judicial proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Company agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by Indemnitee for enforcement of his or her rights hereunder shall have been commenced, continued or appealed, that its obligations set forth in this Agreement are unique and special, and that failure of the Company to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Indemnitee may have at law or in equity with respect to breach of this Agreement, Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Company of its obligations under this Agreement.

Section 17.

Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law. This Agreement is intended to be retroactive and to apply to events occurring prior to the date of this Agreement.

Section 18.

Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.

Section 19.

Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 20.

Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 21.

Service of Process and Venue. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 6, the Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Chancery Court, and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the Delaware Chancery Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Chancery Court; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Chancery Court has been brought in an improper or inconvenient forum, or is subject (in whole or in part) to a jury trial.

Section 22.

Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of its officers and directors, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 23.

Employment or Board Rights. Nothing in this Agreement is intended to create in Indemnitee any right to employment or continued employment or right to continued service on the Board of Trustees of the Company.

Section 24.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 25.	Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 26.

Disclosure. In certain instances, applicable law (including applicable federal law that may preempt or override applicable state law) or public policy may prohibit the Company from indemnifying the directors and officers of the Company under this Agreement or otherwise. For example, the U.S. Securities and Exchange Commission has taken the position that indemnification of directors, officers and controlling persons of the Company for liabilities arising under federal securities laws is against public policy and, therefore, unenforceable. The Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee. In addition, federal law prohibits indemnification for certain violations of the Employee Retirement Income Security Act of 1974, as amended.

Section 27.

Rights Continued. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall continue as to Indemnitee even though Indemnitee may have ceased to be a director or officer of the Company and shall inure to the benefit of Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

VIKING MUTUAL FUNDS

By _______________________________________

Name: Shannon Radke

Title: President

INDEMNITEE:

_______________________________________
Name: ____________________